Exhibit 99.1

FULL HOUSE RESORTS APPOINTS MICHAEL A. HARTMEIER TO ITS BOARD OF DIRECTORS

LAS VEGAS, December 4, 2020 -- Full House Resorts (Nasdaq: FLL) announced that it has appointed Michael A. Hartmeier to the Company’s board of directors.

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays, a multinational investment bank and financial services company. His prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. During his 25 years as an investment banker, Mr. Hartmeier completed more than $125 billion in financing and advisory assignments.

Mr. Hartmeier received his Master of Business Administration degree from Harvard Business School and a B.A. in Economics-Business from the University of California, Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a Certified Public Accountant (non-practicing) and began his career as an auditor at Price Waterhouse.

“We have appreciated Mike’s thoughtful advice on the capital markets for many years,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “His 25 years of investment banking experience and overall business knowledge will be valuable additions to our Company’s board of directors.”

Forward-looking Statements

This press release may contain statements by Full House Resorts, Inc. that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the SEC, including, but not limited to, our Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the SEC. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com